Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 28, 2016, in the Registration Statement (Form S-1) and related Prospectus of Colony Global Acquisition Corp. for the registration of 34,500,000 units, each consisting of one share of common stock and one warrant.

/s/ Ernst & Young LLP

Los Angeles, CA

February 4, 2016